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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)—May 17, 2001

BYL BANCORP
(Exact name of registrant as specified in its charter)

California (Name or other jurisdiction of incorporation)	000-232570 (Commission File Number)	33-0755794 (IRS Employer Identification No.)
1875 North Tustin Street, Orange, California (Address of principal executive office)		92865 (Zip Code)

(Registrants' telephone number, including area code)—(714) 685-1317

(Former name or former address, if changed since last report.)

Item 5.  Other Events

Termination of Proposed Merger with PBOC Holdings, Inc.

    On November 2, 2000, the Company and PBOC Holdings, Inc. ("PBOC"), parent company of People's Bank of California ("People's"), announced the signing of an Agreement and Plan of Reorganization (the "Agreement") dated November 1, 2000, pursuant to which PBOC agreed to acquire the Company and the Bank. Upon consummation of the transaction, PBOC would have been the surviving corporation, and People's would have been the surviving bank. Consummation of the Agreement was subject to a number of conditions, including, but not limited to, the approval of the Agreement by the shareholders of the Company and the receipt of requisite regulatory approvals.

    Under the terms of the transaction, the holders of Company Common Stock would have received $15.00 in cash for each share of Company Common Stock owned. The cash amount may have been adjusted upward or downward under certain circumstances which are set forth in the Agreement. The maximum cash price per share of Company common stock would have been approximately $15.34, and the minimum cash per share of Company common stock would have been approximately $14.50.

    On December 11, 2000, PBOC announced that it had executed an agreement dated December 8, 2000 in which it agreed to be acquired by FBOP Corp., a $5.4 billion bank and savings holding company headquartered in Oak Park, Illinois. FBOP Corp. owns banks in California, Illinois and Texas. Under the terms of the agreement between FBOP Corp. and PBOC, FBOP Corp. agreed to acquire PBOC, and California National Bank, a subsidiary of FBOP Corp., agreed to acquire People's. The acquisition of PBOC by FBOP Corp. was completed on April 30, 2001.

    As required by the Agreement, on January 8, 2001, the Bank sold the R-3 certificate retained in the 1999-1 Securitization to the highest bidder in a private bidding procedure conducted by Sutro & Co. for $1,419,512, less a 5% commission and other sale-related expenses. The highest bidder was Messrs. H. Rhoads Martin, Charles Cox and Eddie Fischer, all of whom are directors of the Company and the Bank. As a result, the consideration to be received from PBOC upon consummation of the merger would have been reduced by an amount equal to approximately $0.159 per share as a result of the sale of the R-3 certificate. However, since the merger was not consummated by March 6, 2001, the consideration to be received from PBOC upon consummation of the merger began to increase from March 6, 2001 on a daily basis until the closing date equal to 8% per annum on the $15.00 per share merger consideration.

    On March 21, 2001, at a special meeting of shareholders, the Company's shareholders approved the principal terms of the Agreement.

    On May 2, 2001, a letter was received from PBOC stating that the Agreement was being terminated because regulatory approval from the Office of Thrift Supervision had not been received by May 1, 2001. Attached hereto as Exhibit 99(1) is a copy of the Company's press release announcing the termination of the proposed merger with PBOC. On May 4, 2001, the Company sent a letter to PBOC rejecting the ability of PBOC to terminate the Agreement, with the Company itself terminating the Agreement for several reasons, including PBOC's failure to promptly obtain all necessary regulatory approvals and demanding that PBOC pay damages to the Company. On May 16, 2001, PBOC's attorneys sent a letter to the Company's attorneys indicating that the failure to obtain regulatory approval was due to the Company's breach of the representations, warranties and covenants in the Agreement and demanding the Company pay damages to PBOC. The Company has authorized and instructed its counsel to prepare a complaint in order to recover damages from PBOC.

Item 7.  Financial Statement and Exhibits

  (c)
  Exhibits

    99(1) Copy of Press Release.

    99(2) Copy of letter from PBOC to BYL dated May 2, 2001.

    99(3) Copy of letter from Latham & Watkins to PBOC dated May 4, 2001.

    99(4) Copy of letter from Lord, Bissell & Brook to Latham & Watkins dated May 16, 2001.

SIGNATURE

    Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BYL BANCORP
Dated: May 17, 2001	By:	/s/ BARRY J. MOORE Barry J. Moore First Executive Vice President

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CURRENT REPORT
  Item 5. Other Events
  Item 7. Financial Statement and Exhibits
SIGNATURE